EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Preliminary Prospectus of Optex Systems Holdings, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated December 22, 2014, with respect to the consolidated financial statements of Optex Systems Holdings, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the years ended September 28, 2014 and September 29, 2013, filed with the Securities and Exchange Commission.

PMB Helin Donovan, LLP

Austin, Texas

June 15, 2015